Exhibit 10.1
[Date]
[Employee Name and Address]
Dear [Employee Name]:
We are pleased to extend to you this offer of employment to join Talcott Resolution1. This offer is contingent upon the close of the Talcott Sales Transaction and the conditions described herein. We are excited about the future of Talcott Resolution and know that your skills will help to create a vibrant and successful company. The terms of this offer are as follows:

Position:
Your employment with Talcott Resolution will be as a [Employee Title] at the [Office Town/State] location. Your duties will be similar to the duties you currently perform as an employee of The Hartford.

Salary:	As an exempt employee, your salary will be [$•], covering all work performed. You will be paid on a regular bi-weekly, current, schedule.
Annual Incentive

Plan:
You will be eligible to participate in Talcott Resolution’s Annual Incentive Plan (AIP Plan), pursuant to the terms and conditions of the AIP Plan with a target award of [•%] of your annual base salary. Actual awards depend upon Talcott Resolution’s performance and your individual performance and are not guaranteed. Any award paid to you will be paid by March 15th, following the performance year, presuming continued employment through the payment date.

Long Term
Incentive Plan:
You will be eligible to participate in the Hopmeadow Holdings, LP Phantom LP Interest Incentive Plan, which is being adopted in connection with the closing of the Talcott Sales Transaction. Under this plan, on the date your employment commences, you will be granted a one-time award that will entitle you to receive cash distributions as certain distributions are made to the buyers of Talcott Resolution, subject to your continued employment with us through the applicable payment dates. Your notional award of [$•] provides you with the opportunity to receive cash distributions of potentially twice that amount over time. The actual amounts payable under your award will be based on the Company’s economic performance. Payments under your award are not guaranteed and may not occur every year. The amount paid in any particular year will depend on the cash distributions provided by our Company to the buyers. This award is subject in all
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1 On December 3, 2017, The Hartford agreed to sell Hartford Life, Inc. to Hopmeadow Acquisition, Inc. (“Buyer”)(“the Talcott Sales Transaction”). That agreement includes the sale of Hartford Life Insurance Company (“HLIC”) to the Buyer. HLIC is extending this offer on behalf of the Buyer and will be your employer after the closing of the Talcott Sales Transaction. On or shortly after the closing, the Buyer intends to change the name of HLIC to Talcott Resolution Life Insurance Company (“Talcott Resolution”).

respects to the terms and conditions of the plan. Additional information about this plan is included in this offer letter package.
In addition to your award under the Hopmeadow Holdings, LP Phantom LP Interest Incentive Plan, we will replace any award previously made to you by The Hartford under its Long Term Incentive Plan that you are forfeiting solely as a result of the termination of your employment from The Hartford due to the Talcott Sales Transaction with a one-time cash award equal to the value of your forfeited awards as of the day the Talcott Sales Transaction closes and with the same vesting schedules as the forfeited awards. Additional details about your replacement award, if any, will be provided to you after the Talcott Sales Transaction closes.

Benefit Information:
You will be eligible to participate in Talcott Resolution’s benefit plans (“Benefit Plans”), including medical, dental, life, disability, paid time off (“PTO”), and 401(k) plan, to the extent that you are eligible to participate in The Hartford’s comparable benefit plans as of the last day of your current employment with The Hartford. If you have not become eligible to participate in one or more of The Hartford’s comparable benefit plans as of the last day of your current employment with The Hartford, you will be eligible to participate in Talcott Resolution’s comparable benefit plan(s) when you meet the eligibility requirements for those plans. Talcott Resolution will credit you with your service time with The Hartford for benefit vesting and eligibility purposes, and benefit amount for disability, severance and PTO benefits. Additional details about Talcott Resolution’s Benefit Plans will be provided prior to the closing date.

PTO:
Upon the commencement of your employment with Talcott Resolution as described herein, Talcott Resolution will credit to you an amount of PTO equal to the PTO balance that you have accrued but not used as of the last day of your current employment with The Hartford. For the remainder of 2018, you will continue to accrue PTO as you would have under The Hartford’s PTO Plan. Other than any purchased PTO, to the extent that any accrued unused PTO time has been paid out to you by The Hartford at the termination of your employment with The Hartford, you will be eligible to take unpaid time off in 2018 in an amount equal to the amount of PTO paid out to you.

[FOR CERTAIN EXECUTIVES ONLY: Severance: Upon a termination of your employment by Talcott Resolution without Cause (as defined below), you will be entitled to receive twelve months of salary continuation following such termination, and a pro-rata portion of your target award under the Annual Incentive Plan with respect to the calendar year in which you were terminated and a payment in respect of the Hopmeadow Holdings, LP Phantom LP Interest Incentive Plan equal to the amount you would have received if you had continued to be employed on any distribution date that occurs in the twelve month period immediately following the date of your termination of employment. Your right to receive any severance is conditioned upon your execution and non-revocation of a release of claims in favor of Talcott Resolution within 30 days after the date of termination of your employment (or such longer period as may be required by law). For purposes of receiving severance hereunder, Cause shall mean (i) an indictment for, conviction of, or plea of guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude; (ii) conduct in connection with your employment with Talcott Resolution that is fraudulent, unlawful or grossly negligent; (iii) willful misconduct in the course of your employment with Talcott Resolution; (iv) any act of dishonesty resulting or intending to result in personal gain or enrichment at the expense of Talcott Resolution; or (v) any material breach or non-performance of any provision of a written agreement between you and Talcott Resolution, including any restrictive covenant breach.]

Employment Timing:
Your employment with Talcott Resolution will commence on the first business day after the closing of the Talcott Sales Transaction, subject to your satisfying the conditions described below. If you are on an approved leave of absence on the closing date, your employment with Talcott Resolution will commence on the first business day after the closing date that you are released to return to work from the leave, provided that you are released to return to work within one year of the closing date and you report to work on that day. Other rules may apply if you are on a military leave on the closing date.

Offer Conditions:

•	The closing of the Talcott Sales Transaction;

•
Your continued employment with The Hartford through the Closing of the Talcott Sales Transaction. Unless otherwise provided by applicable law, if you are on an approved leave of absence on the closing date, other than a military leave, you must be released to return to work within one year of the closing date;

•	Your signing and returning this offer letter and the attached New Hire/Employee Agreement, including an Arbitration Provision, and our Critical Employee Agreement by the date set forth below;

•	Your compliance with any applicable professional licensure requirements; and

•	Your completion of Form I-9 and any additional documentation to electronically verify your identity and work authorization in order to satisfy legal requirements.

Employment At Will:	Your employment with Talcott Resolution will be at will, meaning that either party can terminate the employment relationship at any time with or without cause and with or without notice.
You acknowledge that this employment offer letter, (along with the final form of any enclosed documents), represents the entire agreement between you and Talcott Resolution and that no verbal or written agreements, promises or representations that are not specifically stated in this employment offer letter, are or will be binding upon Talcott Resolution.
To accept this employment offer, please return a signed copy of this letter and the attached agreements to [Human Resources] in the enclosed self-addressed envelope postmarked no later than [Date].

Sincerely,

Pete Sannizzaro, Senior Vice President, Hartford Life Insurance Company

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Signature & Date

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